                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ______)*




                           ASPECT TELECOMMUNICATIONS
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04523710
  -----------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this [ ] statements. (A fee is not required only if the filling person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 5 Pages

 CUSIP NO. XXXXXX-XX-X                                                                 PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSON                                                                         |
|     | S.S. or I.R.S. Identification No. of Above Person                                                 |
|     |                                                                                                   |
|     |OAK ASSOCIATES, Ltd.                                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ X ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | UNITED STATES OF AMERICA                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  2,775,000                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |      0                                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |      0                                                          |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  2,775,000                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  2,775,000                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |                                                                                             [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 5.42%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IA                                                                                                |
-----------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No.  )

ITEM 1 (A).  NAME OF ISSUER:

             ASPECT TELECOMMUNICATIONS
             ---------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1730 Fox Dr.
             ---------------------------------------------------------------
             San Jose, CA 95131-2312
             ---------------------------------------------------------------

ITEM 2 (A).  NAME OF PERSON FILING:

             OAK ASSOCIATES, Ltd.
             ---------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             3875 EMBASSY PKWY, SUITE 250
             ---------------------------------------------------------------
             AKRON, OH 44333
             ---------------------------------------------------------------

ITEM 2 (C).  PLACE OF ORGANIZATION:

             State of Ohio
             ---------------------------------------------------------------

ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:
             Common Stock
             ---------------------------------------------------------------

ITEM 2 (E).  CUSIP NUMBER:

             04523710
             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) INDICATE TYPE OF PERSON FILING:


Person filing is a Parent Holding Company, in accordance with 240.13d - 1(b)(ii)(G)

ITEM 4.  OWNERSHIP:


        (a)   Amount beneficially owned:  shares
                                         --------

        (b)   Percent of class:      5.42%
                                  ------------

        (c)   Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote    2,775,000.
                                                        -----------------

        (ii)  Shared power to vote or to direct the vote    0
                                                         -------

        (iii) Sole power to dispose or to direct the disposition of     0
                                                                    --------

        (iv)  Shared power to dispose or to direct the disposition
              of   2,775,000.
                  ------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not Applicable
        --------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

        None
        ----

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Identification:  ??????????
                         ----------------
        Classification:  (B) A Bank as defined by Section
                         --------------------------------
                         3(A)(6) of the Act.
                         -------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not Applicable
        --------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

        Not Applicable
        --------------

ITEM 10.  CERTIFICATIONS.

The Undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  Signature(s)

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


(Date)   2-12-99
        --------

/s/ James D. Delschlager
---------------------------------
(Signature)

Executive Vice President